EXHIBIT 21.1
SUBSIDIARIES OF REGISTRANT

Name of Subsidiary		Relationship

1)	Eastern Washakie Midstream Pipeline LLC, a Wyoming LLC	Wholly owned subsidiary of Double Eagle Petroleum Co.

2)	Petrosearch Energy Corporation , a Nevada Corporation	Wholly owned subsidiary of Double Eagle Petroleum Co.

3)	Petrosearch Operating Company, LLC , a Texas LLC	Wholly owned subsidiary of Double Eagle Petroleum Co.

4)	Wilcox Petrosearch, LLC a Texas LLC	Wholly owned subsidiary of Double Eagle Petroleum Co.

5)	Anadarko Petrosearch, LLC a Texas LLC	Wholly owned subsidiary of Double Eagle Petroleum Co.

6)	Barnett Petrosearch, LLC a Texas LLC	Wholly owned subsidiary of Double Eagle Petroleum Co.

7)	Beacon Petrosearch, LLC a Texas LLC	Wholly owned subsidiary of Double Eagle Petroleum Co.

8)	Guidance Petrosearch, LLC a Texas LLC	Wholly owned subsidiary of Double Eagle Petroleum Co.